UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2018

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

In the current fiscal quarter, and after completion of the spin-off of Rafael Holdings to the Company’s stockholders (the “Spin-Off”), IDT Corporation (the “Company”) commenced implementation of an internal restructuring that is expected to result in a reduction of the Company’s global employee base by approximately 11% from the level at January 31, 2018 (the end of the Company’s second fiscal quarter of 2018).  Reductions will be mainly in the core Telecom division and at the corporate level, and will span across the Registrant’s geographic locations.

As of April 11, 2018, a majority of the impacted employees had been notified of termination or resigned, and the remaining impacted individuals are expected to be notified by the end of April 2018.

In connection with the above changes, the Company anticipates incurring severance and restructuring charges for cash expenditures in an aggregate amount of approximately $4 million in the third fiscal quarter of 2018. The Company anticipates that cost savings resulting directly from the restructuring will be in the range of approximately $9 to $11 million per year.

While management of the Company sought to make the necessary headcount reductions with a view toward ensuring that the Company continues to maintain the necessary personnel to operate its businesses at current and planned levels, the Company cannot ensure that such reductions will not have a material negative impact on the Company’s operations, revenues, profitability, or its ability to continue to pay dividends at current levels. The Company anticipates to continue reinvesting a significant portion of cash flows, if any, it realizes from its core Telecom businesses in growth initiatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ Shmuel Jonas
Name: Shmuel Jonas
Title: Chief Executive Officer

Dated: April 12, 2018